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                          Exhibit 99.1 - Press Release




Prentiss Properties Trust                    Brandywine Realty Trust
3890 West Northwest Hwy. Suite 400           14 Campus Blvd. Suite 100
Dallas, TX  75220                            Newton Square, PA  19073
www.prentissproperties.com                   www.brandywinerealty.com
NYSE: PP                                     NYSE: BDN


AT PRENTISS:                                 AT BRANDYWINE:
Thomas F. August                             Gerard H. Sweeney
President & Chief Executive Officer          President & Chief Executive Officer
(214) 654-5709                               (610) 325-5600


FOR IMMEDIATE RELEASE
Wednesday, March 14, 2001


              PRENTISS PROPERTIES TRUST AND BRANDYWINE REALTY TRUST
                            AGREE TO ASSET EXCHANGE

             Two companies exchange assets in Northern Virginia and
                          Suburban Philadelphia markets

March 14, 2001 -- Prentiss Properties Trust (NYSE: PP) and Brandywine Realty Trust (NYSE: BDN) today announced that they have entered into a definitive agreement to exchange certain holdings of each company. Under the agreement, Prentiss has agreed to exchange all of its assets in Pennsylvania, Delaware and New Jersey for all of Brandywine's assets in Northern Virginia. The Pennsylvania, Delaware and New Jersey assets currently owned by Prentiss consist of 1,598,846 square feet in 30 existing buildings, a 206,000 square foot office development, of which the first phase of 103,000 square feet is currently under construction, and 6.9 acres of developable land. The total estimated valuation of the Pennsylvania, Delaware and New Jersey portfolio is approximately $220 million. Brandywine's holdings in Northern Virginia consist of 657,389 square feet in 4 existing office buildings, along with joint venture interests in 2 additional office properties totaling 451,651 square feet. The total estimated valuation of the Northern Virginia portfolio is approximately $132 million. The balance of the consideration paid to Prentiss will be in the form of secured debt assumed by Brandywine and cash.

"We are pleased to announce this important transaction with Brandywine Realty Trust," stated

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Thomas F. August, President and CEO of Prentiss Properties. "The exchange will enable Prentiss to continue to narrow its focus to the markets where we believe that we have the strongest competitive advantage and where we have the ability to add the most value."

Gerard H. Sweeney, President and CEO, Brandywine Realty Trust commented, "This transaction perfectly reflects the continued execution of our market concentration strategy. We are delighted to have entered into this agreement with Prentiss Properties and view this exchange as a clear win-win for both companies, allowing us each to increase our real estate platforms in markets where we already have a sizable presence."


Prentiss Conference Call Information

Prentiss will conduct a conference call to discuss the exchange on Thursday, March 15, 2001 at 10:00 am CST. To participate, please dial (888) 792-1069 or
(703) 871-3019 approximately 15 minutes prior to the start of the call to register. The conference call will also be conducted live via the Internet at http://www.vcall.com. Please go to the VCALL web site 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, click on the Real Player icon and follow directions from there. A replay of the conference call will be available through Thursday March 29, 2001 through StreetEvents or via telephone at (888) 266-2086 or (703) 925-2435 - access code 5075434.


Additional information on Prentiss Properties Trust including more information on the assets that will be acquired from Brandywine is available on the Company's Web site at http://www.prentissproperties.com.


Brandywine Conference Call Information

Brandywine will host a conference call on Thursday, March 15, 2001 at 1:00 p.m. EST. To participate, please call (800) 869-6642 approximately 15 minutes prior to the start of the call to register. After the conference, a taped replay of the call can be accessed 24 hours a day through Thursday March 29, 2001 by calling (800) 615-3210 - access code 5072302.

About Prentiss Properties Trust

Prentiss Properties Trust is a self-administered and self-managed real estate investment trust ("REIT") which focuses on the ownership and development of office properties. After the Brandywine transaction is completed, it will own interests in 146 operating properties with approximately 17.5 million net rentable square feet and 6 development projects containing 1.0 million net rentable square feet. Prentiss Property Services, the real estate services subsidiary of the Trust, is one of the 20 largest managers of office and industrial properties in the U.S., managing approximately 40 million square feet of office and industrial properties owned by Prentiss, its affiliates and third parties.
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With its headquarters in Dallas, Texas, Prentiss Properties focuses on real estate investments in Washington D.C., Chicago, Dallas/Fort Worth, Austin, Northern California and Southern California. It is a full service real estate company with in-house expertise in areas such as acquisitions, development, facilities management, property management and leasing.


               For more information on Prentiss Properties Trust,
           visit the Company's websites at www.prentissproperties.com or dial 1-800-PRO-INFO and enter the company ticker: PP


About Brandywine Realty Trust

Brandywine Realty Trust, with headquarters in Newtown Square, PA and regional offices in King of Prussia, PA, Mt. Laurel, NJ and Richmond, VA, is one of the Mid-Atlantic region's largest full-service real estate companies. After the Prentiss transaction is complete, Brandywine Realty Trust will own 277 commercial and industrial properties, will manage 45 properties for third parties, and will be a partner in seven operating joint ventures containing an aggregate of 21.8 million rentable square feet.

For more information, visit Brandywine's website at www.brandywinerealty.com


Note: Consummation of the transaction is subject to receipt of third party consent and satisfaction of customary closing conditions. Certain statements in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the Company's ability to lease vacant space and to renew or relet space under expiring leases at expected levels, the potential loss of major tenants, interest rate levels, the availability and terms of debt and equity financing, competition with other real estate companies for tenants and acquisitions, risks of real estate acquisitions, dispositions and developments, including cost overruns and construction delays, unanticipated operating costs and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.